F.N.B. Corporation Reports Strong Third Quarter 2021 Earnings
Record revenue of $321 million drives earnings per common share of $0.34

PITTSBURGH, PA – October 18, 2021 – F.N.B. Corporation (NYSE: FNB) reported earnings for the third quarter of 2021 with net income available to common stockholders of $109.5 million, or $0.34 per diluted common share. Comparatively, third quarter of 2020 net income available to common stockholders totaled $80.8 million, or $0.25 per diluted common share, and second quarter of 2021 net income available to common stockholders totaled $99.4 million, or $0.31 per diluted common share. On an operating basis, the third quarter of 2021 earnings per diluted common share (non-GAAP) was $0.34, excluding $0.9 million of significant items. On an operating basis, the third quarter of 2020 was $0.26, excluding $6.0 million of significant items, and the second quarter of 2021 was $0.31, excluding $2.6 million of significant items.

“F.N.B. Corporation delivered strong fundamental performance resulting in record revenue of $321 million and earnings of $0.34 per share," said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. "Our financial results were highlighted by a return on tangible common equity of 17% and sequential tangible book value per share growth of 11% annualized, to $8.42. The team has done a remarkable job executing our strategic plan as demonstrated by our growing diversity of revenue sources and our ability to have two consecutive quarters of high-single digit loan growth, excluding PPP. We are particularly excited by growth in our digital strategy bolstering our presence that is no longer limited by our physical locations. As we head into the end of the year, we are well-positioned to benefit from our investments in technology and continued strong customer activity across all of our markets.”

Third Quarter 2021 Highlights
(All comparisons refer to the third quarter of 2020, except as noted)
•Record total revenue of $321.3 million, an increase of $14.1 million, or 4.6%, led to record operating net income available to common stockholders (non-GAAP) of $110.2 million, an increase of $24.8 million, or 29.0%.
•On a linked-quarter basis, operating pre-provision net revenue (non-GAAP) increased $10.2 million, or 8.0%, to a record $138.0 million due to growth in total revenue of $13.6 million, or 4.4%, led by higher non-interest income, partially offset by an increase in non-interest expense of $3.4 million, or 1.9%, largely tied to the revenue growth.
•Non-interest income was a record $88.9 million, an increase of $8.8 million, or 11.0%, due to strong contributions from capital markets and wealth management, as well as increased Small Business Administration (SBA) premium income and higher service charges reflecting increased customer activity, partially offset by lower contributions from mortgage banking given its record levels in the third quarter of 2020.
•Period-end total loans and leases, excluding Paycheck Protection Program (PPP) loans, increased $867.6 million, or 3.7%, as commercial loans increased $622 million, or 4.1%, and consumer loans increased $246 million, or 3.0%, inclusive of the sale of $0.5 billion in indirect auto loans in November 2020. Total period-end loans and leases decreased $973 million, or 3.8%, due to a commercial loan decrease of $1.2 billion, or 6.9%, driven by PPP loan forgiveness. PPP loans totaled $0.7 billion at September 30, 2021, reflecting $2.9 billion in SBA loan forgiveness processed to date.
•On a linked-quarter basis, excluding PPP loans, period-end total loans increased $463 million, or 7.8% annualized, with commercial loans and leases increasing $289 million, or 7.4% annualized, and consumer loans increasing $173 million, or 8.5% annualized.

•Total average deposits grew $2.5 billion, or 8.6%, led by increases in average non-interest-bearing deposits of $1.7 billion, or 19.2%, and average interest-bearing demand deposits of $1.3 billion, or 10.4%, partially offset by a decrease in average time deposits of $1.0 billion, or 25.0%. Average deposit growth reflected inflows from the PPP and government stimulus activities, organic growth in new and existing customer relationships, as well as current customer preferences to maintain larger balances in their deposit accounts than before the pandemic.
•Net interest income increased $5.3 million, or 2.3%, to $232.4 million due to higher PPP income, an improved funding mix and lower cost of interest-bearing deposits offsetting lower yields on earnings assets.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) increased 2 basis points to 2.72% as the cost of funds decreased 2 basis points offsetting the earning asset yield decline of 1 basis point. The yield on total loans and leases increased 10 basis points to 3.61% largely due to higher contribution from PPP loans, while the investment portfolio yields declined by 13 basis points largely driven by the impact of higher cash balances. The cost of funds decrease was led by the cost of interest-bearing deposits improving 3 basis points to 0.21%.
•The annualized net charge-offs to total average loans ratio was 0.03%, compared to 0.29%, with favorable asset quality trends across the loan portfolio. The provision for credit losses was a net benefit of $1.8 million for the third quarter, compared to a net benefit of $1.1 million in the second quarter of 2021 and expense of $27.2 million in the third quarter of 2020.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 9.9% (estimated), up from 9.6% at September 30, 2020, and stable compared to 9.9% at June 30, 2021. On a linked-quarter basis, tangible book value per common share (non-GAAP) increased $0.22, or 2.7%, to $8.42, reflecting FNB's continued strategy to build tangible book value per share while optimizing capital deployment.
•PPP loan originations totaled $3.6 billion since program inception in the second quarter of 2020 with $2.9 billion forgiven as of September 30, 2021, resulting in $0.7 billion remaining at quarter end.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	3Q21	2Q21	3Q20
Reported results
Net income available to common stockholders (millions)	$109.5	$99.4	$80.8
Net income per diluted common share	0.34	0.31	0.25
Book value per common share (period-end)	15.65	15.43	14.99
Pre-provision net revenue (reported) (millions)	137.0	125.1	126.9
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$110.2	$101.5	$85.5
Operating net income per diluted common share	0.34	0.31	0.26
Tangible common equity to tangible assets (period-end)	7.24%	7.26%	7.19%
Tangible book value per common share (period-end)	$8.42	$8.20	$7.81
Pre-provision net revenue (operating) (millions)	$138.0	$127.8	$132.9
Average diluted common shares outstanding (thousands)	322,861	323,328	325,663
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(0.9)	$—	$—
After-tax impact of merger-related expenses	(0.7)	—	—
Pre-tax COVID-19 expense	—	—	(2.7)
After-tax impact of COVID-19 expense	—	—	(2.1)
Pre-tax gain on sale of Visa class B stock	—	—	13.8
After-tax impact of gain on sale of Visa class B stock	—	—	10.9

Pre-tax loss on FHLB debt extinguishment and related hedge terminations	—	—	(13.3)
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	—	—	(10.5)
Pre-tax branch consolidation costs	—	(2.6)	—
After-tax impact of branch consolidation costs	—	(2.1)	—
Pre-tax service charge refunds	—	—	(3.8)
After-tax impact of service charge refunds	—	—	(3.0)
Total significant items pre-tax	$(0.9)	$(2.6)	$(6.0)
Total significant items after-tax	$(0.7)	$(2.1)	$(4.7)

Year-to-Date Results Summary	2021	2020
Reported results
Net income available to common stockholders (millions)	$300.1	$207.8
Net income per diluted common share	0.93	0.64
Pre-provision net revenue (reported) (millions)	383.0	362.8
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$302.9	$222.1
Operating net income per diluted common share	0.94	0.68
Pre-provision net revenue (operating) (millions)	386.6	385.1
Average diluted common shares outstanding (thousands)	323,636	325,694
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(0.9)	$—
After-tax impact of merger-related expenses	(0.7)	—
Pre-tax COVID-19 expense	—	(6.6)
After-tax impact of COVID-19 expense	—	(5.2)
Pre-tax gain on sale of Visa class B stock	—	13.8
After-tax impact of gain on sale of Visa class B stock	—	10.9
Pre-tax loss on FHLB debt extinguishment and related hedge terminations	—	(13.3)
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	—	(10.5)
Pre-tax branch consolidation costs	(2.6)	(8.3)
After-tax impact of branch consolidation costs	(2.1)	(6.5)
Pre-tax service charge refunds	—	(3.8)
After-tax impact of service charge refunds	—	(3.0)
Total significant items pre-tax	$(3.5)	$(18.2)
Total significant items after-tax	$(2.8)	$(14.3)
(1) Favorable (unfavorable) impact on earnings.

Third Quarter 2021 Results – Comparison to Prior-Year Quarter
Net interest income totaled $232.4 million, compared to $227.1 million, as total average earning assets increased $1.5 billion, or 4.5%, which included $3.6 billion of PPP loan originations since program inception in the second quarter of 2020, $2.9 billion in total PPP loan forgiveness and a $2.6 billion increase in average cash balances largely due to the continued impact from government stimulus and PPP activity. The growth in average earning assets was offset by the repricing impact on earning asset yields from lower interest rates, mitigated by the improved funding mix with reductions in higher-cost borrowings and the cost of interest-bearing deposits.

The net interest margin (FTE) (non-GAAP) declined 7 basis points to 2.72%, as the yield on earning assets decreased 35 basis points, primarily reflecting the impact of significant reductions in the short-term benchmark interest rates on variable-rate loans, significantly lower yields on investment securities and the effect of higher average cash balances on the mix of earning assets. Partially offsetting the lower earning asset yields, the total cost of funds improved 28 basis points to 0.28%, due to a 34 basis point reduction in interest-bearing deposit costs and an improved funding mix including a shift in customers' preferences to maintain larger deposit account balances.

Average loans and leases totaled $24.7 billion, a decrease of $1.3 billion, or 5.1%, primarily due to forgiveness of PPP loans and the sale of $0.5 billion of indirect auto installment loans in November 2020. Total average commercial loans and leases decreased $1.1 billion, or 6.2%. Excluding PPP loans, average commercial loans and leases increased $291.1 million, or 1.9%, including $47.8 million, or 0.9%, in commercial and industrial loans and $243.3 million, or 2.6%, in commercial real estate balances. Commercial origination activity reached record production levels led by our Pittsburgh, Cleveland, and Mid-Atlantic (Washington D.C., northern Virginia and Maryland markets) regions. Average consumer loans decreased $238.8 million, or 2.8%, including the previously-mentioned indirect auto loan sale partially offset by a $229.3 million increase in direct installment loans. Excluding PPP loans, period-end total loans and leases increased $868 million, or 3.7%, including growth of $622 million in commercial loans and leases and $246 million in consumer loans.

Average deposits totaled $30.8 billion with growth in average non-interest-bearing demand deposits of $1.7 billion, or 19.2%, average interest-bearing demand deposits of $1.3 billion, or 10.4%, and a decline in time deposit accounts of $1.0 billion, or 25.0%, reflecting customer preferences to shift to more liquid accounts in a low interest rate environment. The growth in average deposits reflected inflows from PPP and government stimulus activities, organic growth in new and existing customer relationships, as well as recent customer preferences to maintain larger deposit account balances than before the pandemic. The loan-to-deposit ratio was 78.6% at September 30, 2021, compared to 89.1% at September 30, 2020, as deposit growth outpaced loan growth. Additionally, the funding mix continued to improve with non-interest-bearing deposits totaling 33% of total deposits, compared to 30% as of September 30, 2020.

Non-interest income totaled a record $88.9 million, an increase of $8.8 million, or 11.0%, compared to the third quarter of 2020 as FNB continued to generate broad-based contributions across our fee-based businesses. Service charges increased $7.4 million, or 30.5%, as the year-ago quarter reflected the low point of customer activity during the pandemic. Capital markets revenue increased $4.3 million, or 52.9%, including strong swap activity with solid contributions from commercial lending activity, as well as from loan syndications and international banking. Wealth management revenues increased $2.7 million, or 22.2%, as trust income increased $1.7 million, or 22.5%, through a combination of strong organic sales activity and favorable market conditions as assets under management increased significantly, and securities commissions and fees increased $1.0 million, or 21.6%, due to strong activity levels across the footprint. Mortgage banking operations income decreased $10.6 million as secondary market revenue and mortgage held-for-sale pipelines normalized from record levels.

Non-interest expense totaled $184.2 million, increasing $4.0 million, or 2.2%. On an operating basis, non-interest expense increased $5.7 million, or 3.2%, compared to the third quarter of 2020, excluding $0.9 million of merger-related expenses in the third quarter of 2021 and $2.7 million of COVID-19 expenses in the third quarter of 2020. On an operating basis, salaries and employee benefits increased $4.6 million, or 4.6%, primarily due to an increase in production and performance-related commissions and incentives. Outside services increased $1.4 million, or 8.6%, on an operating basis, with higher volume-related technology and legal costs. The efficiency ratio (non-GAAP) equaled 55.4%, compared to 55.3%.

The ratio of non-performing loans, 90 days past due, and other real estate owned (OREO) to total loans and OREO decreased 33 basis points to 0.51%. Total delinquency decreased 35 basis points to 0.72% compared to 1.07% at September 30, 2020, demonstrating positive asset quality trends across the portfolio. Excluding PPP loans at September 30, 2021, total delinquency decreased 47 basis points to 0.71%.

Due to improved credit trends in our portfolio, the provision for credit losses was a net benefit of $1.8 million for the third quarter of 2021, compared to an expense of $27.2 million in the third quarter of 2020 with the year-ago quarter level primarily attributable to the ongoing impacts from the pandemic. Net charge-offs were $1.6 million, or 0.03%, annualized of total average loans for the third quarter of 2021, compared to $19.3 million, or 0.29% annualized, in the third quarter of 2020. The ratio of the allowance for credit losses (ACL) to total loans and leases decreased 4 basis points to 1.41%. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.45% and 1.61% at September 30, 2021 and 2020, respectively, directionally consistent with improved credit metrics.

The effective tax rate was 19.7%, compared to 17.0% in the third quarter of 2020, reflecting residual benefits from renewable energy investment tax credits recognized in the year-ago quarter.

The CET1 regulatory capital ratio was 9.9% (estimated), compared to 9.6% at September 30, 2020. Tangible book value per common share (non-GAAP) increased to $8.42 at September 30, 2021, an increase of $0.61, or 7.8%, from $7.81 at September 30, 2020.

Third Quarter 2021 Results – Comparison to Prior Quarter
Net interest income totaled $232.4 million, an increase of $4.5 million, or 2.0%, from the prior quarter total of $227.9 million primarily due to growth in average earning assets of $165 million, or 1.9% annualized, $2.0 million increased contribution from PPP and our continued focus on reducing deposit costs in the low interest rate environment. The resulting net interest margin (FTE) (non-GAAP) increased 2 basis points to 2.72%, including PPP contribution of 23 basis points, benefit from acquired loan discount accretion of 5 basis points and higher average cash balances that reduced the net interest margin 26 basis points.

Total average earning assets increased $165.1 million, or 1.9% annualized. The total yield on earning assets declined 1 basis point to 2.99%, reflecting a $0.7 billion, or 30.8%, increase in average cash balances, investment securities purchased in a lower rate environment and lower yields on variable-rate loan originations. The total cost of funds decreased 2 basis points to 0.28% from 0.30%, as the cost of interest-bearing deposits improved 3 basis points to 0.21%.

Average loans and leases totaled $24.7 billion as average commercial loans and leases decreased $942 million, entirely due to lower average PPP balances as forgiveness continued at a strong pace during the quarter, and average consumer loans increased $274 million compared to the second quarter of 2021. Excluding PPP, average commercial loans and leases increased $60.3 million, or 0.4%, which included growth of $281.8 million, or 5.8%, in commercial and industrial loans partially offset by a decrease of $210.5 million, or 2.1%, in commercial real estate. Commercial origination activity was led by the Cleveland, Harrisburg, South Carolina and Raleigh regions. Consumer loan growth reflected average residential mortgages increasing $152.7 million, or 4.5%, and direct installment average balances increasing $121.8 million, or 5.9%, partially offset by a $16.1 million, or 1.3%, decline in consumer lines of credit. Excluding PPP loans, period-end total loans and leases increased $463 million, or 7.8% annualized, including growth of $289 million in commercial loans and leases and $173 million in consumer loans.

Average deposits totaled $30.8 billion, increasing $0.3 billion, or 1.1%, driven by an increase in non-interest-bearing deposits of $280.5 million, or 2.8%, and interest-bearing demand deposits of $90.6 million, or 0.7%. This growth continues to reflect benefits from government stimulus and deposits from PPP loan fundings, partially offset by a managed decline in time deposits of $147.3 million, or 4.5%. The loan-to-deposit ratio was 78.6% at September 30, 2021, compared to 82.4% at June 30, 2021.

Non-interest income totaled $88.9 million, increasing $9.1 million, or 11.4%, from $79.8 million in the prior quarter. Capital markets income increased $5.5 million, or 78.9%, which included strong swap activity with solid contributions from commercial lending activity, as well as contributions from loan syndications and international banking. Service charges increased $2.0 million, or 6.7%, reflecting seasonally higher customer activity volumes, and mortgage banking operations income increased $0.8 million, or 11.1%. Included in other non-interest income was $2.0 million in SBA premium income and a $2.2 million recovery on a previously written-off other asset.

Non-interest expense totaled $184.2 million, an increase of $1.7 million, or 0.9%. On an operating basis, non-interest expense increased $3.4 million, or 1.9%, compared to the prior quarter, excluding $0.9 million of merger-related expenses in the third quarter of 2021 and $2.6 million of branch consolidation costs in the second quarter of 2021. On an operating basis, salaries and employee benefits increased $2.9 million, or 2.8%, primarily related to an increase in production and performance-related commissions and incentives. On an operating basis, occupancy and equipment decreased $0.8 million, or 2.4%, due primarily to lower seasonal utilities costs. The efficiency ratio (non-GAAP) equaled 55.4%, compared to 56.8%.

The ratio of non-performing loans, 90 days past due, and OREO to total loans and OREO decreased 6 basis points to 0.51%. Total delinquency decreased 3 basis points to 0.72%, compared to 0.75% at June 30, 2021. Excluding PPP loans, total delinquency decreased 9 basis points to 0.71%, demonstrating favorable asset quality trends across the portfolio.

The provision for credit losses was a net benefit of $1.8 million for the third quarter, compared to a net benefit of $1.1 million in the prior quarter, with continued improvement in the underlying portfolio credit trends. Net charge-offs totaled $1.6 million, or 0.03% annualized of total average loans and leases, compared to $3.8 million, or 0.06% annualized. The ratio of the ACL to total loans and leases decreased 1 basis point to 1.41% as of September 30, 2021. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio decreased 6 basis points to 1.45%, compared to 1.51%, directionally consistent with improved credit metrics.

The effective tax rate was 19.7% for both the third and second quarter of 2021.

The CET1 regulatory capital ratio is 9.9% (estimated), stable from June 30, 2021. Tangible book value per common share (non-GAAP) was $8.42 at September 30, 2021, an increase of $0.22 per share from June 30, 2021.

September 30, 2021 Year-To-Date Results – Comparison to Prior Year-To-Date Period

Net interest income totaled $683.2 million, decreasing $4.5 million, or 0.7%, as the low interest rate environment impacted earning asset yields. The net interest margin (FTE) (non-GAAP) contracted 21 basis points to 2.72%, reflecting higher average cash balances that reduced the net interest margin 20 basis points, partially offset by PPP contribution of 15 basis points and benefit from acquired loan discount accretion of 7 basis points. The yield on earning assets decreased 63 basis points to 3.02%, while the cost of funds improved 43 basis points to 0.31% primarily due to actions taken to reduce the cost of interest-bearing deposits given the low interest rate environment and strong growth in non-interest-bearing deposits.

Average loans totaled $25.2 billion, an increase of $128.6 million, or 0.5%, due to solid origination activity across the footprint and the net benefit from PPP loans. Growth in average commercial loans totaled $655.9 million, or 4.0%, including growth of $246.5 million, or 3.8%, in commercial and industrial loans and $363.4 million, or 3.8%, in commercial real estate. Commercial growth was led by healthy origination activity in the Pittsburgh and Harrisburg regions. Total average consumer loans decreased $527 million, or 6.2%, with an increase in direct installment balances of $182 million, or 9.6%, offset by decreases in indirect installment loans of $552 million, or 31.2%, due to the sale of $0.5 billion of indirect auto installment loans in November 2020, as well as decreases in consumer lines of credit of $123 million, or

8.8%, and residential mortgage loans of $34 million, or 1.0%. Excluding PPP, period-end total loans and leases increased $868 million, or 3.7%, including growth of $622 million in commercial loans and leases and $246 million in consumer loans.

Average deposits totaled $30.2 billion, increasing $3.5 billion, or 13.0%, led by growth of $2.2 billion, or 28.1%, in non-interest-bearing deposits and $1.8 billion, or 15.6%, in interest-bearing demand deposits driven by deposits from PPP funding and government stimulus activities, as well as solid organic growth in customer relationships. Time deposits had a managed decline of $1.1 billion, or 25.2%.

Non-interest income totaled $251.4 million, increasing $25.2 million, or 11.2%. Wealth management revenues increased $8.8 million, or 24.6%, as securities commissions and trust income increased 31.5% and 20.8%, respectively, through contributions across the geographic footprint and positive market impacts on assets under management. Service charges increased $10.9 million, or 13.9%, primarily reflecting reduced customer activity in 2020 due to the pandemic. Capital markets decreased $4.6 million, or 14.3%, due to lower relative customer swap activity compared to record levels in the beginning of 2020 given heightened volatility in interest rates. Mortgage banking operations income decreased $2.9 million, or 8.6%, as secondary market revenue and mortgage held-for-sale pipelines declined from significantly elevated levels in 2020. Other non-interest income increased $10.7 million, reflecting higher contributions from SBA premium income and improved Small Business Investment Company fund performance, as well as a $2.2 million recovery on a previously written-off other asset.

Non-interest expense totaled $551.6 million, stable from 2020. Excluding significant items totaling $3.6 million in 2021 and $14.9 million in 2020, operating non-interest expense increased $11.9 million, or 2.2%. This increase was attributable to higher salaries and employee benefits expense of $17.9 million, or 6.0%, on an operating basis, related to normal merit increases and higher production and performance related commissions and incentives. This was offset by a $11.0 million decrease in other non-interest expenses, on an operating basis, as the year-ago period included an impairment of $4.1 million related to a renewable energy investment tax credit transaction. The efficiency ratio (non-GAAP) equaled 56.9%, compared to 56.0% in 2020.

The provision for credit losses was $3.0 million, compared to $105.2 million, with the prior-year levels primarily attributable to pandemic-related impacts on macroeconomic forecasts used in the ACL model. Net charge-offs totaled $12.5 million, or 0.07% annualized of total average loans, compared to $33.4 million, or 0.18% annualized, in 2020, reflecting COVID-19 impacts on certain segments of the loan portfolio in the year-ago period.

The effective tax rate was 19.5% for 2021, compared to 17.0% in 2020, reflecting benefits from renewable energy investment tax credits recognized in 2020.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, allowance for credit losses to loans and leases, excluding PPP loans, non-performing loans to loans and leases excluding PPP loans, non-performing loans and 90 days past due and OREO to loans and leases plus OREO excluding PPP loans, net loan charge-offs to average loans and leases excluding PPP loans, past due and non-accrual loans excluding PPP loans to loans and leases excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes charges such as merger expenses, branch consolidation costs, loss on early debt extinguishment, COVID-19 expenses and gains on sale of Visa class B shares are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed operations and branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of Visa class B stock and losses on FHLB debt extinguishment and related hedge terminations are not organic to our operations. The COVID-19 expenses represent special Company initiatives to support our employees and the communities we serve during an unprecedented time of a pandemic.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2021 and 2020 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economic environment; (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and the sociopolitical environment in the United States.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the ongoing COVID-19 pandemic crisis, dislocations, terrorist activities, system failures, security breaches, significant political events, cyber-attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:
◦Changes resulting from a new U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves, and liquidity standards.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in a deterioration and disruption of the financial markets and national and local economic conditions, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, a prolonged recovery of the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result, the COVID-19 impact, including U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.

The risks identified here are not exclusive or the types of risks FNB may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2020 Annual Report on Form 10-K, our subsequent 2021 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2021 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the third quarter of 2021 on Monday, October 18, 2021. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Tuesday, October 19, 2021, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at http://dpregister.com/10160901. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, October 26, 2021. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10160901. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of more than $39 billion and over 340 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Constantine, 412-385-4773
constantinel@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				3Q21	3Q21	For the Nine Months Ended September 30,		%
	3Q21	2Q21	3Q20	2Q21	3Q20	2021	2020	Var.
Interest Income
Loans and leases, including fees	$226,308	$223,409	$239,443	1.3	(5.5)	$671,099	$750,354	(10.6)
Securities:
Taxable	20,952	21,499	24,807	(2.5)	(15.5)	64,558	83,515	(22.7)
Tax-exempt	7,152	7,279	7,955	(1.7)	(10.1)	21,991	23,942	(8.1)
Other	1,228	659	226	86.3	443.4	2,310	1,606	43.8
Total Interest Income	255,640	252,846	272,431	1.1	(6.2)	759,958	859,417	(11.6)
Interest Expense
Deposits	10,650	12,165	27,421	(12.5)	(61.2)	38,060	111,354	(65.8)
Short-term borrowings	6,539	6,676	8,893	(2.1)	(26.5)	20,255	30,973	(34.6)
Long-term borrowings	6,045	6,134	9,019	(1.5)	(33.0)	18,443	29,400	(37.3)
Total Interest Expense	23,234	24,975	45,333	(7.0)	(48.7)	76,758	171,727	(55.3)
Net Interest Income	232,406	227,871	227,098	2.0	2.3	683,200	687,690	(0.7)
Provision for credit losses	(1,806)	(1,126)	27,227	60.4	(106.6)	2,979	105,242	(97.2)
Net Interest Income After Provision for Credit Losses	234,212	228,997	199,871	2.3	17.2	680,221	582,448	16.8
Non-Interest Income
Service charges	31,716	29,726	24,296	6.7	30.5	89,273	78,362	13.9
Trust services	9,471	9,282	7,733	2.0	22.5	27,836	23,045	20.8
Insurance commissions and fees	6,776	6,227	6,401	8.8	5.9	20,188	18,788	7.5
Securities commissions and fees	5,465	5,747	4,494	(4.9)	21.6	16,830	12,796	31.5
Capital markets income	12,541	7,012	8,202	78.9	52.9	27,265	31,830	(14.3)
Mortgage banking operations	8,245	7,422	18,831	11.1	(56.2)	31,400	34,348	(8.6)
Dividends on non-marketable equity securities	1,857	2,383	2,496	(22.1)	(25.6)	6,516	9,940	(34.4)
Bank owned life insurance	3,279	4,766	3,867	(31.2)	(15.2)	10,993	10,968	0.2
Net securities gains	65	87	112	(25.3)	(42.0)	193	262	(26.3)
Loss on debt extinguishment	—	—	(4,360)	—	—	—	(4,360)	—
Other	9,439	7,120	7,966	32.6	18.5	20,937	10,213	105.0
Total Non-Interest Income	88,854	79,772	80,038	11.4	11.0	251,431	226,192	11.2
Non-Interest Expense
Salaries and employee benefits	104,899	102,073	100,265	2.8	4.6	314,275	298,062	5.4
Net occupancy	12,913	16,296	13,837	(20.8)	(6.7)	45,372	48,879	(7.2)
Equipment	17,664	17,160	17,005	2.9	3.9	51,854	48,661	6.6
Amortization of intangibles	3,022	3,024	3,339	(0.1)	(9.5)	9,096	10,021	(9.2)
Outside services	17,839	18,695	16,676	(4.6)	7.0	53,463	50,572	5.7
FDIC insurance	4,380	4,208	4,064	4.1	7.8	13,432	14,990	(10.4)
Bank shares and franchise taxes	3,584	3,576	3,778	0.2	(5.1)	10,939	11,899	(8.1)
Merger-related	940	—	—	—	—	940	—	—
Other	18,985	17,468	21,245	8.7	(10.6)	52,217	67,949	(23.2)
Total Non-Interest Expense	184,226	182,500	180,209	0.9	2.2	551,588	551,033	0.1
Income Before Income Taxes	138,840	126,269	99,700	10.0	39.3	380,064	257,607	47.5
Income taxes	27,327	24,882	16,924	9.8	61.5	73,929	43,804	68.8
Net Income	111,513	101,387	82,776	10.0	34.7	306,135	213,803	43.2
Preferred stock dividends	2,010	2,010	2,010	—	—	6,030	6,030	—
Net Income Available to Common Stockholders	$109,503	$99,377	$80,766	10.2	35.6	$300,105	$207,773	44.4
Earnings per Common Share
Basic	$0.34	$0.31	$0.25	9.7	36.0	$0.94	$0.64	46.9
Diluted	0.34	0.31	0.25	9.7	36.0	0.93	0.64	45.3
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.36	0.36	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				3Q21	3Q21
	3Q21	2Q21	3Q20	2Q21	3Q20
Assets
Cash and due from banks	$402	$394	$396	2.0	1.5
Interest-bearing deposits with banks	3,708	2,550	504	45.4	635.7
Cash and Cash Equivalents	4,110	2,944	900	39.6	356.7
Securities available for sale	3,208	3,126	3,101	2.6	3.5
Securities held to maturity	3,202	3,135	2,966	2.1	8.0
Loans held for sale	253	177	680	42.9	(62.8)
Loans and leases, net of unearned income	24,716	25,111	25,689	(1.6)	(3.8)
Allowance for credit losses on loans and leases	(349)	(357)	(373)	(2.2)	(6.4)
Net Loans and Leases	24,367	24,754	25,316	(1.6)	(3.7)
Premises and equipment, net	342	343	335	(0.3)	2.1
Goodwill	2,262	2,262	2,262	—	—
Core deposit and other intangible assets, net	45	48	57	(6.3)	(21.1)
Bank owned life insurance	545	549	548	(0.7)	(0.5)
Other assets	1,027	1,068	1,276	(3.8)	(19.5)
Total Assets	$39,361	$38,406	$37,441	2.5	5.1
Liabilities
Deposits:
Non-interest-bearing demand	$10,502	$10,198	$8,741	3.0	20.1
Interest-bearing demand	14,360	13,657	13,063	5.1	9.9
Savings	3,537	3,413	3,007	3.6	17.6
Certificates and other time deposits	3,045	3,201	4,025	(4.9)	(24.3)
Total Deposits	31,444	30,469	28,836	3.2	9.0
Short-term borrowings	1,563	1,650	1,899	(5.3)	(17.7)
Long-term borrowings	886	888	1,397	(0.2)	(36.6)
Other liabilities	370	362	358	2.2	3.4
Total Liabilities	34,263	33,369	32,490	2.7	5.5
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,106	4,101	4,084	0.1	0.5
Retained earnings	1,051	981	838	7.1	25.4
Accumulated other comprehensive loss	(52)	(46)	(26)	13.0	100.0
Treasury stock	(117)	(109)	(55)	7.3	112.7
Total Stockholders' Equity	5,098	5,037	4,951	1.2	3.0
Total Liabilities and Stockholders' Equity	$39,361	$38,406	$37,441	2.5	5.1

F.N.B. CORPORATION AND SUBSIDIARIES	3Q21			2Q21			3Q20
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$3,186,841	$1,228	0.15%	$2,436,958	$659	0.11%	$543,731	$226	0.17%
Taxable investment securities (2)	5,109,559	20,746	1.62	5,071,781	21,295	1.68	4,849,384	24,710	2.04
Non-taxable investment securities (1)	1,078,906	9,230	3.42	1,094,787	9,386	3.43	1,142,971	10,101	3.54
Loans held for sale	257,909	2,381	3.69	196,455	1,865	3.80	282,917	3,349	4.72
Loans and leases (1) (3)	24,729,254	224,675	3.61	25,397,396	222,383	3.51	26,063,431	237,063	3.62
Total Interest Earning Assets (1)	34,362,469	258,260	2.99	34,197,377	255,588	3.00	32,882,434	275,449	3.34
Cash and due from banks	389,659			369,086			369,263
Allowance for credit losses	(362,592)			(368,243)			(371,199)
Premises and equipment	343,070			335,294			335,711
Other assets	3,985,793			3,992,672			4,250,497
Total Assets	$38,718,399			$38,526,186			$37,466,706
Liabilities
Deposits:
Interest-bearing demand	$13,888,928	4,487	0.13	$13,798,324	4,900	0.14	$12,584,154	10,041	0.32
Savings	3,509,325	164	0.02	3,391,989	175	0.02	2,991,381	261	0.03
Certificates and other time	3,111,424	5,999	0.76	3,258,747	7,090	0.88	4,149,263	17,119	1.64
Total interest-bearing deposits	20,509,677	10,650	0.21	20,449,060	12,165	0.24	19,724,798	27,421	0.55
Short-term borrowings	1,549,353	6,539	1.67	1,700,795	6,676	1.57	2,217,640	8,893	1.59
Long-term borrowings	886,637	6,045	2.70	954,402	6,134	2.58	1,526,968	9,019	2.35
Total Interest-Bearing Liabilities	22,945,667	23,234	0.40	23,104,257	24,975	0.43	23,469,406	45,333	0.77
Non-interest-bearing demand deposits	10,338,713			10,058,181			8,671,940
Total Deposits and Borrowings	33,284,380		0.28	33,162,438		0.30	32,141,346		0.56
Other liabilities	370,587			369,249			409,427
Total Liabilities	33,654,967			33,531,687			32,550,773
Stockholders' Equity	5,063,432			4,994,499			4,915,933
Total Liabilities and Stockholders' Equity	$38,718,399			$38,526,186			$37,466,706
Net Interest Earning Assets	$11,416,802			$11,093,120			$9,413,028
Net Interest Income (FTE) (1)		235,026			230,613			230,116
Tax Equivalent Adjustment		(2,620)			(2,742)			(3,018)
Net Interest Income		$232,406			$227,871			$227,098
Net Interest Spread			2.59%			2.57%			2.57%
Net Interest Margin (1)			2.72%			2.70%			2.79%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Nine Months Ended September 30,
(Unaudited)	2021			2020
(Dollars in thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$2,399,683	$2,310	0.13%	$336,541	$1,606	0.64%
Taxable investment securities (2)	5,033,410	63,958	1.69	5,075,865	83,385	2.19
Non-taxable investment securities (1)	1,100,120	28,337	3.43	1,128,327	30,179	3.57
Loans held for sale	206,589	5,739	3.70	155,713	5,389	4.62
Loans and leases (1) (3)	25,190,510	667,835	3.54	25,061,913	748,328	3.99
Total Interest Earning Assets (1)	33,930,312	768,179	3.02	31,758,359	868,887	3.65
Cash and due from banks	376,276			361,171
Allowance for credit losses	(366,849)			(342,081)
Premises and equipment	337,262			334,879
Other assets	4,017,431			4,205,752
Total Assets	$38,294,432			$36,318,080
Liabilities
Deposits:
Interest-bearing demand	$13,683,402	14,927	0.15	$11,839,283	49,358	0.56
Savings	3,394,718	510	0.02	2,818,593	2,651	0.13
Certificates and other time	3,294,084	22,623	0.92	4,404,265	59,345	1.80
Total interest-bearing deposits	20,372,204	38,060	0.25	19,062,141	111,354	0.78
Short-term borrowings	1,688,999	20,255	1.60	2,716,076	30,973	1.52
Long-term borrowings	977,269	18,443	2.52	1,538,425	29,400	2.55
Total Interest-Bearing Liabilities	23,038,472	76,758	0.45	23,316,642	171,727	0.98
Non-interest-bearing demand deposits	9,874,148			7,707,562
Total Deposits and Borrowings	32,912,620		0.31	31,024,204		0.74
Other liabilities	374,898			403,762
Total Liabilities	33,287,518			31,427,966
Stockholders' Equity	5,006,914			4,890,114
Total Liabilities and Stockholders' Equity	$38,294,432			$36,318,080
Net Interest Earning Assets	$10,891,840			$8,441,717
Net Interest Income (FTE) (1)		691,421			697,160
Tax Equivalent Adjustment		(8,221)			(9,470)
Net Interest Income		$683,200			$687,690
Net Interest Spread			2.57%			2.67%
Net Interest Margin (1)			2.72%			2.93%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Nine Months Ended September 30,
	3Q21	2Q21	3Q20	2021	2020
Performance Ratios
Return on average equity	8.74%	8.14%	6.70%	8.17%	5.84%
Return on average tangible equity (1)	16.41	15.52	13.10	15.54	11.54
Return on average tangible common equity (1)	16.77	15.85	13.34	15.87	11.72
Return on average assets	1.14	1.06	0.88	1.07	0.79
Return on average tangible assets (1)	1.24	1.15	0.97	1.16	0.87
Net interest margin (FTE) (2)	2.72	2.70	2.79	2.72	2.93
Yield on earning assets (FTE) (2)	2.99	3.00	3.34	3.02	3.65
Cost of interest-bearing deposits	0.21	0.24	0.55	0.25	0.78
Cost of interest-bearing liabilities	0.40	0.43	0.77	0.45	0.98
Cost of funds	0.28	0.30	0.56	0.31	0.74
Efficiency ratio (1)	55.43	56.83	55.26	56.95	55.99
Effective tax rate	19.68	19.71	16.97	19.45	17.00
Pre-provision net revenue (reported) / average tangible common equity (1)	20.53	19.49	20.30	19.79	19.71
Pre-provision net revenue (operating) / average tangible common equity (1)	20.68	19.90	21.25	19.97	20.92
Capital Ratios
Equity / assets (period end)	12.95	13.12	13.22
Common equity / assets (period end)	12.68	12.84	12.94
Common equity tier 1 (3)	9.9	9.9	9.6
Leverage ratio	8.00	7.84	7.78
Tangible equity / tangible assets (period end) (1)	7.53	7.55	7.49
Tangible common equity / tangible assets (period end) (1)	7.24	7.26	7.19
Common Stock Data
Average diluted common shares outstanding	322,860,927	323,328,165	325,662,780	323,635,655	325,694,146
Period end common shares outstanding	318,921,616	319,465,156	323,212,398
Book value per common share	$15.65	$15.43	$14.99
Tangible book value per common share (1)	8.42	8.20	7.81
Dividend payout ratio (common)	35.43%	39.09%	48.65%	38.88%	56.66%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
September 30, 2021 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				3Q21	3Q21
	3Q21	2Q21	3Q20	2Q21	3Q20
Balances at period end
Loans and Leases:
Commercial real estate	$9,871	$9,793	$9,521	0.8	3.7
Commercial and industrial (1)	5,960	6,619	7,547	(10.0)	(21.0)
Commercial leases	489	477	487	2.5	0.4
Other	81	80	65	1.3	24.6
Commercial loans and leases	16,401	16,969	17,620	(3.3)	(6.9)
Direct installment	2,250	2,145	1,977	4.9	13.8
Residential mortgages	3,588	3,505	3,531	2.4	1.6
Indirect installment	1,230	1,223	1,219	0.6	0.9
Consumer LOC	1,247	1,269	1,342	(1.7)	(7.1)
Consumer loans	8,315	8,142	8,069	2.1	3.0
Total loans and leases	$24,716	$25,111	$25,689	(1.6)	(3.8)
Note: Loans held for sale were $253, $177 and $680 at 3Q21, 2Q21, and 3Q20, respectively.
(1) PPP loans were $0.7 billion, $1.6 billion and $2.5 billion at 3Q21, 2Q21 and 3Q20, respectively.
				% Variance
Average balances				3Q21	3Q21	For the Nine Months Ended September 30,		%
Loans and Leases:	3Q21	2Q21	3Q20	2Q21	3Q20	2021	2020	Var.
Commercial real estate	$9,687	$9,897	$9,443	(2.1)	2.6	$9,839	$9,476	3.8
Commercial and industrial (1)	6,289	7,010	7,628	(10.3)	(17.6)	6,798	6,552	3.8
Commercial leases	475	476	492	(0.3)	(3.5)	476	473	0.7
Other	66	76	49	(12.4)	35.1	67	24	179.8
Commercial loans and leases	16,517	17,459	17,612	(5.4)	(6.2)	17,180	16,525	4.0
Direct installment	2,190	2,068	1,960	5.9	11.7	2,090	1,908	9.6
Residential mortgages	3,539	3,386	3,522	4.5	0.5	3,430	3,464	(1.0)
Indirect installment	1,229	1,214	1,609	1.3	(23.6)	1,216	1,768	(31.2)
Consumer LOC	1,254	1,270	1,360	(1.3)	(7.7)	1,275	1,397	(8.8)
Consumer loans	8,212	7,938	8,451	3.5	(2.8)	8,011	8,537	(6.2)
Total loans and leases	$24,729	$25,397	$26,063	(2.6)	(5.1)	$25,191	$25,062	0.5
(1) PPP average loans were $1.1 billion, $2.1 billion and $2.5 billion at 3Q21, 2Q21 and 3Q20, respectively, and $1.8 billion and $1.3 billion for the nine months ended September 30, 2021 and 2020, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				3Q21	3Q21
Asset Quality Data	3Q21	2Q21	3Q20	2Q21	3Q20
Non-Performing Assets
Non-performing loans	$110	$128	$178	(14.1)	(38.2)
Other real estate owned (OREO)	8	9	20	(11.1)	(60.0)
Non-performing assets	$118	$137	$198	(13.9)	(40.4)
Non-performing loans / total loans and leases	0.45%	0.51%	0.69%
Non-performing loans + 90 days past due + OREO / total loans and leases + OREO	0.51	0.57	0.84
Delinquency
Loans 30-89 days past due	$59	$54	$78	9.3	(24.4)
Loans 90+ days past due	8	7	18	14.3	(55.6)
Non-accrual loans	110	128	178	(14.1)	(38.2)
Past due and non-accrual loans	$177	$189	$274	(6.3)	(35.4)
Past due and non-accrual loans / total loans and leases	0.72%	0.75%	1.07%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				3Q21	3Q21	For the Nine Months Ended September 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	3Q21	2Q21	3Q20	2Q21	3Q20	2021	2020	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$356.5	$362.0	$365.0	(1.5)	(2.3)	$363.1	$195.9	85.4
Provision for credit losses	(5.7)	(1.7)	27.2	232.2	(120.8)	(1.3)	105.2	(101.2)
Net loan (charge-offs)/recoveries	(1.6)	(3.8)	(19.3)	(58.4)	(91.7)	(12.5)	(33.4)	(62.5)
Adjustment due to CECL adoption	—	—	—			—	105.3
Allowance for credit losses on loans and leases	$349.3	$356.5	$373.0	(2.0)	(6.4)	$349.3	$373.0	(6.4)
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$14.1	$13.5	$15.1	4.3	(6.6)	$13.7	$2.6	426.5
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	3.8	0.6	(0.3)	563.3	(1440.4)	4.3	2.2	96.1
Adjustment due to CECL adoption	—	—	—			—	10.0
Allowance for unfunded loan commitments	$18.0	$14.1	$14.8	27.3	21.2	$18.0	$14.8	21.2
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$367.2	$370.6	$387.8	(0.9)	(5.3)	$367.2	$387.8	(5.3)
Allowance for credit losses on loans and leases / total loans and leases	1.41%	1.42%	1.45%
Allowance for credit losses on loans and leases / total non-performing loans	317.0	278.2	209.8
Net loan charge-offs (annualized) / total average loans and leases	0.03	0.06	0.29			0.07%	0.18%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				3Q21	3Q21	For the Nine Months Ended September 30,		%
	3Q21	2Q21	3Q20	2Q21	3Q20	2021	2020	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$109,503	$99,377	$80,766			$300,105	$207,773
Merger-related expense	940	—	—			940	—
Tax benefit of merger-related expense	(197)	—	—			(197)	—
COVID-19 expense	—	—	2,671			—	6,622
Tax benefit of COVID-19 expense	—	—	(561)			—	(1,391)
Gain on sale of Visa class B stock	—	—	(13,818)			—	(13,818)
Tax expense of gain on sale of Visa class B stock	—	—	2,902			—	2,902
Loss on FHLB debt extinguishment and related hedge terminations	—	—	13,316			—	13,316
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	—	—	(2,796)			—	(2,796)
Branch consolidation costs	—	2,644	—			2,644	8,262
Tax benefit of branch consolidation costs	—	(555)	—			(555)	(1,735)
Service charge refunds	—	—	3,780			—	3,780
Tax benefit of service charge refunds	—	—	(794)			—	(794)
Operating net income available to common stockholders (non-GAAP)	$110,246	$101,466	$85,466	8.7	29.0	$302,937	$222,121	36.4

Operating earnings per diluted common share:
Earnings per diluted common share	$0.34	$0.31	$0.25			$0.93	$0.64
Merger-related expense	—	—	—			—	—
Tax benefit of merger-related expense	—	—	—			—	—
COVID-19 expense	—	—	0.01			—	0.02
Tax benefit of COVID-19 expense	—	—	—			—	—
Gain on sale of Visa class B stock	—	—	(0.04)			—	(0.04)
Tax expense of gain on sale of Visa class B stock	—	—	0.01			—	0.01
Loss on FHLB debt extinguishment and related hedge terminations	—	—	0.04			—	0.04
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	—	—	(0.01)			—	(0.01)
Branch consolidation costs	—	0.01	—			0.01	0.03
Tax benefit of branch consolidation costs	—	—	—			—	(0.01)
Service charge refunds	—	—	0.01			—	0.01
Tax benefit of service charge refunds	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.34	$0.31	$0.26	9.7	30.8	$0.94	$0.68	38.2

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q21	2Q21	3Q20	2021	2020
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$442,414	$406,663	$329,305	$409,302	$285,591
Amortization of intangibles, net of tax (annualized)	9,471	9,581	10,495	9,607	10,575
Tangible net income (annualized) (non-GAAP)	$451,885	$416,244	$339,800	$418,909	$296,166

Average total stockholders' equity	$5,063,432	$4,994,499	$4,915,933	$5,006,914	$4,890,114
Less: Average intangible assets (1)	(2,308,922)	(2,311,953)	(2,321,352)	(2,311,940)	(2,324,638)
Average tangible stockholders' equity (non-GAAP)	$2,754,510	$2,682,546	$2,594,581	$2,694,974	$2,565,476

Return on average tangible equity (non-GAAP)	16.41%	15.52%	13.10%	15.54%	11.54%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$434,443	$398,600	$321,307	$401,239	$277,536
Amortization of intangibles, net of tax (annualized)	9,471	9,581	10,495	9,607	10,575
Tangible net income available to common stockholders (annualized) (non-GAAP)	$443,914	$408,181	$331,802	$410,846	$288,111

Average total stockholders' equity	$5,063,432	$4,994,499	$4,915,933	$5,006,914	$4,890,114
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,308,922)	(2,311,953)	(2,321,352)	(2,311,940)	(2,324,638)
Average tangible common equity (non-GAAP)	$2,647,628	$2,575,664	$2,487,699	$2,588,092	$2,458,594

Return on average tangible common equity (non-GAAP)	16.77%	15.85%	13.34%	15.87%	11.72%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$437,389
Amortization of intangibles, net of tax (annualized)	9,471
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$446,860

Average total stockholders' equity	$5,063,432
Less: Average preferred stockholders' equity	(106,882)
Less: Average intangible assets (1)	(2,308,922)
Average tangible common equity (non-GAAP)	$2,647,628

Operating return on average tangible common equity (non-GAAP)	16.88%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q21	2Q21	3Q20	2021	2020
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$442,414	$406,663	$329,305	$409,302	$285,591
Amortization of intangibles, net of tax (annualized)	9,471	9,581	10,495	9,607	10,575
Tangible net income (annualized) (non-GAAP)	$451,885	$416,244	$339,800	$418,909	$296,166

Average total assets	$38,718,399	$38,526,186	$37,466,706	$38,294,432	$36,318,080
Less: Average intangible assets (1)	(2,308,922)	(2,311,953)	(2,321,352)	(2,311,940)	(2,324,638)
Average tangible assets (non-GAAP)	$36,409,477	$36,214,233	$35,145,354	$35,982,492	$33,993,442

Return on average tangible assets (non-GAAP)	1.24%	1.15%	0.97%	1.16%	0.87%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	3Q21	2Q21	3Q20
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,098,407	$5,036,410	$4,951,059
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,307,432)	(2,310,453)	(2,319,689)
Tangible common equity (non-GAAP)	$2,684,093	$2,619,075	$2,524,488

Common shares outstanding	318,921,616	319,465,156	323,212,398

Tangible book value per common share (non-GAAP)	$8.42	$8.20	$7.81
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,098,407	$5,036,410	$4,951,059
Less: Intangible assets (1)	(2,307,432)	(2,310,453)	(2,319,689)
Tangible equity (non-GAAP)	$2,790,975	$2,725,957	$2,631,370

Total assets	$39,361,110	$38,405,693	$37,440,672
Less: Intangible assets (1)	(2,307,432)	(2,310,453)	(2,319,689)
Tangible assets (non-GAAP)	$37,053,678	$36,095,240	$35,120,983

Tangible equity / tangible assets (period end) (non-GAAP)	7.53%	7.55%	7.49%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,098,407	$5,036,410	$4,951,059
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,307,432)	(2,310,453)	(2,319,689)
Tangible common equity (non-GAAP)	$2,684,093	$2,619,075	$2,524,488

Total assets	$39,361,110	$38,405,693	$37,440,672
Less: Intangible assets (1)	(2,307,432)	(2,310,453)	(2,319,689)
Tangible assets (non-GAAP)	$37,053,678	$36,095,240	$35,120,983

Tangible common equity / tangible assets (period end) (non-GAAP)	7.24%	7.26%	7.19%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	3Q21	2Q21	3Q20
Allowance for credit losses / loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
ACL - loans	$349,250	$356,509	$372,970
Loans and leases	$24,716,335	$25,110,528	$25,688,502
Less: PPP loans outstanding	(694,326)	(1,551,284)	(2,534,136)
Loans and leases, excluding PPP loans (non-GAAP)	$24,022,009	$23,559,244	$23,154,366
ACL loans / loans and leases, excluding PPP loans (non-GAAP)	1.45%	1.51%	1.61%

Non-performing loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Non-performing loans	$110,159	$128,150	$177,751
Loans and leases	$24,716,335	$25,110,528	$25,688,502
Less: PPP loans outstanding	(694,326)	(1,551,284)	(2,534,136)
Loans and leases, excluding PPP loans (non-GAAP)	$24,022,009	$23,559,244	$23,154,366
Non-performing loans / loans and leases, excluding PPP loans (non-GAAP)	0.46%	0.54%	0.77%

Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans:
(Dollars in thousands)
Non-performing loans + 90 days past due + OREO	$126,182	$143,979	$216,457
Loans and leases	$24,716,335	$25,110,528	$25,688,502
Plus: OREO	8,353	9,106	20,319
Less: PPP loans outstanding	(694,326)	(1,551,284)	(2,534,136)
Loans and leases + OREO, excluding PPP loans (non-GAAP)	$24,030,362	$23,568,350	$23,174,685
Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans (non-GAAP)	0.52%	0.61%	0.93%

Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans:
(Dollars in thousands)
Net loan charge-offs (annualized)	$6,312	$15,330	$76,605
Average loans and leases	$24,729,254	$25,397,396	$26,063,431
Less: Average PPP loans outstanding	(1,123,285)	(2,125,609)	(2,509,758)
Average loans and leases, excluding PPP loans (non-GAAP)	$23,605,969	$23,271,787	$23,553,673
Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans (non-GAAP)	0.03%	0.07%	0.32%

Past due and non-accrual loans, excluding PPP loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Past due and non-accrual loans	$176,998	$188,519	$274,314
Less: Past due and non-accrual loans - PPP loans	(6,911)	—	—
Past due and non-accrual loans, excluding PPP loans (non-GAAP)	$170,087	$188,519	$274,314
Loans and leases	$24,716,335	$25,110,528	$25,688,502
Less: PPP loans outstanding	(694,326)	(1,551,284)	(2,534,136)
Loans and leases, excluding PPP loans (non-GAAP)	$24,022,009	$23,559,244	$23,154,366
Past due and non-accrual loans, excluding PPP loans / loans and leases, excluding PPP loans (non-GAAP)	0.71%	0.80%	1.18%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q21	2Q21	3Q20	2021	2020

KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$232,406	$227,871	$227,098	$683,200	$687,690
Non-interest income	88,854	79,772	80,038	251,431	226,192
Less: Non-interest expense	(184,226)	(182,500)	(180,209)	(551,588)	(551,033)
Pre-provision net revenue (as reported)	$137,034	$125,143	$126,927	$383,043	$362,849
Pre-provision net revenue (as reported) (annualized)	$543,669	$501,947	$504,948	$512,127	$484,681
Adjustments:
Add: Service charge refunds (non-interest income)	—	—	3,780	—	3,780
Less: Gain on sale of Visa class B stock (non-interest income)	—	—	(13,818)	—	(13,818)
Add: Loss on FHLB debt extinguishment and related hedge terminations (non-interest income)	—	—	13,316	—	13,316
Add: Merger-related expense (non-interest expense)	940	—	—	940	—
Add: COVID -19 expense (non-interest expense)	—	—	2,671	—	6,622
Add: Branch consolidation costs (non-interest expense)	—	2,644	—	2,644	8,262
Add: Tax credit-related impairment project (non-interest expense)	—	—	—	—	4,101
Pre-provision net revenue (operating) (non-GAAP)	$137,974	$127,787	$132,876	$386,627	$385,112
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$547,399	$512,552	$528,614	$516,919	$514,419
Average total shareholders’ equity	$5,063,432	$4,994,499	$4,915,933	$5,006,914	$4,890,114
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,308,922)	(2,311,953)	(2,321,352)	(2,311,940)	(2,324,638)
Average tangible common equity (non-GAAP)	$2,647,628	$2,575,664	$2,487,699	$2,588,092	$2,458,594
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	20.53%	19.49%	20.30%	19.79%	19.71%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	20.68%	19.90%	21.25%	19.97%	20.92%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q21	2Q21	3Q20	2021	2020

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$184,226	$182,500	$180,209	$551,588	$551,033
Less: Amortization of intangibles	(3,022)	(3,024)	(3,339)	(9,096)	(10,021)
Less: OREO expense	(781)	(499)	(1,061)	(2,066)	(3,347)
Less: Merger-related expense	(940)	—	—	(940)	—
Less: COVID-19 expense	—	—	(2,671)	—	(6,622)
Less: Branch consolidation costs	—	(2,644)	—	(2,644)	(8,262)
Less: Tax credit-related project impairment	—	—	—	—	(4,101)
Adjusted non-interest expense	$179,483	$176,333	$173,138	$536,842	$518,680

Net interest income	$232,406	$227,871	$227,098	$683,200	$687,690
Taxable equivalent adjustment	2,620	2,742	3,018	8,221	9,470
Non-interest income	88,854	79,772	80,038	251,431	226,192
Less: Net securities gains	(65)	(87)	(112)	(193)	(262)
Less: Gain on sale of Visa class B stock	—	—	(13,818)	—	(13,818)
Add: Loss on FHLB debt extinguishment and related hedge terminations	—	—	13,316	—	13,316
Add: Service charge refunds	—	—	3,780	—	3,780
Adjusted net interest income (FTE) + non-interest income	$323,815	$310,298	$313,320	$942,659	$926,368

Efficiency ratio (FTE) (non-GAAP)	55.43%	56.83%	55.26%	56.95%	55.99%
(1) Excludes loan servicing rights.